UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2007

OCCULOGIX, INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000 51030 (Commission File Number)	59-343-4771 (IRS Employer Identification No.)

2600 Skymark Avenue, Unit 9, Suite 201
Mississauga, Ontario L4W 5B2
(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 602-0887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

The board of directors of OccuLogix, Inc. (the “Company”) approved the grant to each of the directors of the Company (other than Elias Vamvakas, the Company’s Chairman and Chief Executive Officer) of the number of options under the Company’s 2002 Stock Option Plan set opposite his or her name below (the “Directors’ Options”). In exchange for his or her Directors’ Options, each of the directors of the Company will forego the cash remuneration which he or she would have been entitled to receive from the Company during the financial year ended December 31, 2007 in respect of (i) his or her annual director’s fee of U.S.$15,000, (ii) in the case of those directors who chair a committee of the board of directors of the Company, his or her fee of U.S.$5,000 per annum for chairing such committee and (iii) his or her fee of U.S.$2,500 per fiscal quarter for the quarterly in-person meetings of the board of directors of the Company. The number of Directors’ Options granted to each grantee was determined using the Black-Scholes valuation method, based on an attributed value of U.S.$1.61 per share of the Company’s common stock underlying such Directors’ Options. The number of Directors’ Options granted to each grantee, calculated using this methodology, was then rounded up to the nearest 1,000. The Directors’ Options are exercisable immediately and will remain exercisable until the tenth anniversary of the date of their grant, notwithstanding any earlier disability or death of the holder thereof or any earlier termination of his or her service to the Company. The exercise price of each Directors’ Option is set at U.S.$1.82, which was the per share closing price of the Company’s common stock on the NASDAQ Global Market on March 9, 2007, the last trading day prior to the date of grant.

Name of Director	Number of Options Granted
Thomas N. Davidson	30,000
Adrienne L. Graves	25,000
Jay T. Holmes	30,000
Richard L. Lindstrom	25,000
Georges Noël	30,000
Gilbert S. Omenn	25,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.
Date: March 13, 2007	By:	/s/William G. Dumencu
William G. Dumencu Chief Financial Officer